INVESTOR CONTACT: Mark Kochvar S&T Bancorp, Inc. Chief Financial Officer 724.465.4826 mark.kochvar@stbank.com
FOR IMMEDIATE RELEASE
S&T BANCORP, INC. ANNOUNCES BOARD OF DIRECTORS LEADERSHIP TRANSITION
Christopher J. McComish Elected as Chairman of the Board; Jeffrey D. Grube Appointed as Lead Independent Director
INDIANA, Pa., - September 24, 2025 - S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, today announced that Christine J. Toretti, chair of the board of directors of both S&T Bancorp, Inc. and S&T Bank since 2018, and a director since 1984, has notified the board of her intent to resign September 28 (the Effective Date) with respect to her appointment as ambassador to Sweden by the United States Senate.
"We are indebted to Christine for her commitment to S&T during her tenure as chair of the board. On behalf of the board and the S&T Bank team, I would like to thank her for her exemplary leadership and board service for more than four decades," said Chief Executive Officer (CEO) Christopher McComish.
Following Ms. Toretti’s notification, the board approved combining the roles of the CEO and chair and appointing a lead independent director as of the Effective Date. The lead independent director will serve as liaison between the CEO and the independent directors, supervise various board operations and governance, fostering an effective, engaged and independent board culture, and ensure the board fulfills its oversight responsibilities.
As a result of this leadership structure change, the board has appointed Christopher J. McComish, chief executive officer and a director since August 2021, as chair of the board. The board made this change given Mr. McComish’s four years of leading the company as CEO, his solid performance and the performance of S&T. The board is confident that this experience best positions him to capitalize on a deep understanding of S&T’s business to identify the most critical business issues that should be raised for consideration by the board. Additionally, the board appointed Jeffrey D. Grube as its lead independent director. Mr. Grube, board director since 1997, currently serves as chair of the credit risk committee and is also a member of audit committee, compensation and benefits committee, executive committee and risk committee. Both board appointments are effective as of September 28.
“Mr. Grube will step into the lead independent director role with ease given his ability to advise at a strategic level complimented by his deep knowledge of S&T,” said McComish.
Mr. Grube, new lead independent director of the board, said, “I’m honored and enthusiastic to step into this new role and continue our board’s tradition of delivering impactful leadership for all of our stakeholders.” Toretti shared, "I am grateful to have had the opportunity to serve S&T and to have been part of the Bank’s journey for over 40 years. I am leaving the board in great hands with Chris and Jeff at the helm, and with the board's unwavering support and guidance, the Bank is well-positioned to continue executing and delivering for its shareholders.”

About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp Inc. is a $9.8 billion bank holding company that is headquartered in Indiana, Pennsylvania, and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902 and operates in Pennsylvania and Ohio. For more information, visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram and LinkedIn.
2